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                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

Forte Advanced Management Software, Inc.
California

Genesys Telecommunications Laboratories--Europe, Ltd.
United Kingdom

Genesys Laboratories Canada, Inc.
Canada

GTF Sarl
France

Genesys Australasia Pty Ltd.
Australia

Nihon Genesys Laboratories, Inc.
Japan

Genesys Telecommunications Laboratories Asia Pte Ltd
Singapore

GCTI Telecommunications Laboratories GmbH
Germany